[LOGO OF GEMSTAR APPEARS HERE]

FOR IMMEDIATE RELEASE

February 24, 2003

Gemstar-TV Guide to Hold Annual Meeting

PASADENA, California – Gemstar-TV Guide International, Inc. (NASDAQ: GMSTE) (“Gemstar-TV Guide” or the “Company”), announced today that its annual meeting of shareholders will be held on May 20, 2003 at 2:00 pm in New York, New York. The Company has also announced that the Board of Directors has fixed the close of business on April 21, 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The deadline by which any shareholder proposals must be submitted in order to be included in the proxy statement for the Annual Meeting will be March 3, 2003. The date after which notice of a shareholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely under the Company’s bylaws will be March 14, 2003. All shareholder proposals must otherwise be properly submitted to the Company at its office located at 135 North Los Robles Avenue, Suite 800, Pasadena, CA 91101, Attention: General Counsel.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading media and technology company focused on consumer television guidance and home entertainment. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Note to Editors: Gemstar and TV Guide are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its affiliates. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

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Contacts:

Gemstar-TV Guide International, Inc.

Whit Clay, Sloane & Co., 212-446-1864 (media)

Mike Benevento, 212-852-7337 (analysts)